Exhibit 99.1

IMPACT DIAGNOSTICS, INC.

(A DEVELOPMENT STAGE COMPANY)

Balance Sheet

(Unaudited)

June 30, 2004
Assets

Current assets - Cash	$13,093

Accounts Receivable - Trade	4,000
Employee receivables	1,119
Related party receivables	2,110
Property and equipment, net of accumulated depreciation of $10,040	7,711
Deposits	700

Total assets	$28,733

Liabilities and Stockholders’ Deficit

Accounts payable	$83,385
Accounts payable - stockholder	—
Accrued interest payable	179,755
Accrued wages payable	34,800
Accrued payroll liabilities	5,678
Related party notes payable	45,779
Notes Payable	910,253	(1)

Total current liabilities	1,259,650

Related party notes payable	—

Total liabilities	1,259,650

Commitments and contingencies	—

Stockholders’ deficit:
Common stock, 35,060,720 shares issued and outstanding	35,061	(2)
Additional paid in capital	669,259

Deficit accumulated during development stage	(1,935,237)

Total stockholders’ deficit:	(1,230,917)

	$28,733

IMPACT DIAGNOSTICS, INC.

(A DEVELOPMENT STAGE COMPANY)

Statement of Operations

(Unaudited)

	For the Six Months Ended June 30, 2004	For the Six Months Ended June 30, 2003

Revenues	$—	$—

General and administrative expenses	425,482	76,466

Other (income) expense:
Interest expense	38,765	31,951

Net income (loss) before income taxes	464,247	(108,417)

Income tax benefit	—	—

Net income (loss)	$464,247	$(108,417)

Net income (loss) per common share - basic and diluted(2)	$(0.01)	$(0.00)

Weighted average shares - basic and diluted(2)	34,701,000	33,641,000

IMPACT DIAGNOSTICS, INC.

(A DEVELOPMENT STAGE COMPANY)

Statement of Cash Flows

(Unaudited)

	For the Six Months Ended June 30, 2004	For the Six Months Ended June 30, 2003
Cash flows from operating activities:
Net income (loss)	$(464,247)	$(108,417)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	1,853	1,853
Common stock issued for services	12,570	—
Decrease (increase) in:
Accounts receivable	(4,000)	—
Deposits	—	(700)
Increase (decrease) in:
Accounts payable	49,955	(36,464)
Accrued payroll liabilities	(10,817)	18,110
Accrued interest payable	37,669	29,388

Net cash provided by (used in) operating activities	(377,017)	(96,230)

Cash flows from investing activities:
Purchase of property and equipment	(2,852)	—
(Increase) decrease in other receivables	11,939	(5,512)
(Increase) decrease in employee receivable	32,224	(2,185)

Net cash provided by (used in) investing activities	41,311	(7,697)

Cash flows from financing activities:
Issuance of common stock	20,000	—
Proceeds from note payable	322,500	90,000
Proceeds from related party notes payable	—	—
Payments on related party notes payable	(5,000)	(10,963)
Collections on stock subscriptions receivable	—	—

Net cash provided by (used in) financing activities	337,500	79,037

Net increase (decrease) in cash and cash equivalents	1,794	(24,890)

Cash and cash equivalents at beginning of period	11,299	34,685

Cash and cash equivalents at end of period	$13,093	$9,795

NOTES TO UNAUDITED FINANCIAL STATEMENTS OF IMPACT DIAGNOSTICS, INC.

(1)           Includes a note payable in the amount of $200,000 that was secured by certain assets of Impact Diagnostics.  Subsequent to June 30, 2004, an additional $50,000 was loaned to Impact Diagnostics that was also secured by certain assets of Impact Diagnostics.  In connection with the Merger, these notes payable were converted into equity of the Company, and the security interest in the assets of Impact Diagnostics was extinguished.

(2)           On July 5, 2004, Impact Diagnostics effected a forward stock split of 3.58 shares to 1.  As a result of the split, the outstanding common stock of Impact Diagnostics increased from 9,793,497 to 35,060,720 shares.  The share numbers included in these financial statements of Impact Diagnostics have been adjusted to reflect the stock split.